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FDA Indicates that Genasense® Approval in Chronic Lymphocytic

Leukemia will Require Additional Confirmatory Data

Approval Dependent on Outcomes of New Analyses or Confirmatory Trial

Conference Call to Discuss Strategy Scheduled for Tuesday March 18, 2008

BERKELEY HEIGHTS, NJ – March 17, 2008 – Genta Incorporated (NASDAQ: GNTA) announced that the Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER) has decided that available data are not adequate to support approval of Genasense® (oblimersen sodium) Injection for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). In a decision issued in response to an appeal filed by Genta in October 2007, CDER acknowledged that complete response, which was the primary endpoint in the pivotal trial, was an appropriate endpoint for assessing efficacy. FDA also agreed that this endpoint was achieved, and that those results supported the efficacy of the drug. However, CDER concluded that at present there was insufficient “confirmatory evidence” in the New Drug Application (NDA) to approve the drug.

CDER recommended two alternatives for exploring the efficacy of Genasense that could provide such confirmatory evidence. One option is to conduct an additional clinical trial. The other option is to collect additional information regarding the clinical course and progression of disease in patients from the previous pivotal trial in order to ascertain whether those data contain sufficient confirmatory evidence. The Company currently plans to pursue both of these options.

“In concluding this process, we are pleased that CDER recognized the merit of our completed study, but more importantly has clarified a path to regulatory approval in this important indication,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer. “Our approach mirrors our strategy for Genasense in melanoma in which a smaller Phase 3 trial, expected to complete accrual later this year, seeks to confirm efficacy by focusing on patients who derived maximum benefit in a large randomized trial. In parallel with collection and analysis of existing data in CLL, Genta has developed a new clinical trial, and the Company will file its draft protocol seeking formal Scientific Advice at the May meeting of the European Medicines Agency (EMEA). Genta greatly appreciates the professional and collaborative communications with FDA during this process, and we look forward to working closely with FDA in addressing their recommended options for securing the confirmatory data.”

Proposed Confirmatory Trial of Genasense in CLL

The proposed protocol, based on results obtained during the previous trial, is a randomized controlled trial at first or second relapse in patients who are “non-refractory”. All patients will receive fludarabine plus cyclophosphamide (Flu/Cy) — an accepted standard of care — and they will be randomly assigned to receive Genasense or no additional therapy. The trial will seek to confirm that the addition of Genasense increases complete responses (CR) in patients who receive Flu/Cy chemotherapy.

In the preceding Phase 3 trial, 241 patients with relapsed or refractory CLL were randomly assigned to receive Flu/Cy with or without Genasense. This study achieved its primary endpoint — an increase in the proportion of patients who achieved CR (17% vs. 7%; P=0.025). By definition, CR represents the complete elimination of all clinical signs of leukemia, combined with the elimination of leukemia-related symptoms. The duration of CR was also significantly longer for patients treated with Genasense (i.e., median not yet reached but exceeding 36 months in the Genasense group compared with 22 months for the Flu/Cy-only group).

In patients predefined as “non-refractory” (N=101), who are the focus of the proposed trial, the CR rate was 25% (13 of 51) in the Genasense group compared with 6% (3 of 50) in the Flu/Cy-only group (P=0.016). Extended followup has also demonstrated superior survival for patients who achieved CR in the Genasense group.

A scientific report of the safety and efficacy findings from the preceding study was published in the Journal of Clinical Oncology (25:1114, 2007).

Conference Call

Genta management will further discuss the current status and forward strategy for Genasense in CLL in a conference call and webcast on Tuesday March 18, 2008 at 8:30 AM EDT. Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (706) 679-3140 (International). The access code for the live call is Genta Incorporated, conference ID number 39856497. The call will also be webcast live at http://www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 39856497.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. More information about CLL can be accessed at the website for the Lymphoma Research Foundation at: http://www.lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing Tesetaxel®, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

908-286-3980

info@genta.com